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                                                                      Exhibit 12

PARKWAY PROPERTIES, INC
RATIO OF EARNINGS TO FIXED CHARGES
FOR PARKWAY SERIES B CUMULATIVE PREFERRED STOCK PROSPECTUS SUPPLEMENT

                                           Six Months Ended       Year Ended         Year Ended
                                               6/30/00             12/31/99           12/31/98
                                           -------------------------------------------------------------

Net income                                  $19,258,613.68      $20,530,063.85      $23,512,046.67

Adjustments:
   Gains on securities                         (580,952.75)               0.00                0.00
   Gains on mortgage loans and REO           (8,891,487.31)        (795,286.53)      (4,788,155.39)
   Income tax provision                         123,000.00                0.00                0.00

   Fixed charges                             14,943,626.17       25,907,348.18       18,714,013.04
                                            --------------      --------------      --------------
Total earnings for calculation              $24,852,799.79      $45,642,125.50      $37,437,904.32
Divided by

Fixed charges                               $14,943,626.17      $25,907,348.18      $18,714,013.04
                                            --------------      --------------      --------------
Ratio of earnings to fixed charges                    1.66                1.76                2.00
                                            ==============      ==============      ==============


Fixed charges consist of:
Interest expense on REO properties          $ 7,861,720.51      $15,182,114.22      $11,511,966.81
Interest expense on bank debt                 3,363,039.70        3,583,452.42        3,389,961.61
Interest expense on wrap notes                        0.00                0.00                0.00
Capitalized Interest                            519,626.20          660,501.51                0.00
Amortization of loan costs - REO                 80,243.57          163,873.58          147,746.73
Amortization of loan costs - bank lines         220,558.37          520,530.85          959,125.00
Preferred stock dividend                      2,898,437.82        5,796,875.60        2,705,212.89

                                            --------------      --------------      --------------
Total fixed charges                         $14,943,626.17      $25,907,348.18      $18,714,013.04
                                            ==============      ==============      ==============


                                           Year Ended         Year Ended           Year Ended
                                            12/31/97           12/31/96             12/31/95
                                         ------------------------------------------------------

Net income                               $14,491,087.47      $14,371,234.79      $11,819,696.12

Adjustments:
   Gains on securities                             0.00         (548,660.23)      (4,314,452.33)
   Gains on mortgage loans and REO        (2,907,367.66)      (9,909,498.34)      (6,551,870.73)
   Income tax provision                            0.00          102,500.00           82,482.00

   Fixed charges                           6,577,650.27        4,357,533.20        2,521,791.88
                                         --------------      --------------      --------------
Total earnings for calculation           $18,161,370.08      $ 8,373,109.42      $ 3,557,646.94
Divided by

Fixed charges                            $ 6,577,650.27      $ 4,357,533.20      $ 2,521,791.88
                                         --------------      --------------      --------------
Ratio of earnings to fixed charges                 2.76                1.92                1.41
                                         ==============      ==============      ==============


Fixed charges consist of:
Interest expense on REO properties       $ 5,485,581.24      $ 3,525,651.18      $ 2,230,491.59
Interest expense on bank debt                809,983.04          281,263.93          156,182.33
Interest expense on wrap notes                     0.00          340,352.97          135,117.96
Capitalized Interest                               0.00                0.00                0.00
Amortization of loan costs - REO              95,163.58                0.00                0.00
Amortization of loan costs - bank lines      186,922.41           72,025.12                0.00
Preferred stock dividend                           0.00          138,240.00                0.00

                                         --------------      --------------      --------------
Total fixed charges                      $ 6,577,650.27      $ 4,357,533.20      $ 2,521,791.88
                                         ==============      ==============      ==============
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